UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report – January 30, 2014
(Date of earliest event reported)

QEP RESOURCES, INC.
(Exact name of registrant as specified in its charter)

STATE OF DELAWARE	001-34778	87-0287750
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

1050 17th Street, Suite 500, Denver, Colorado 80265
(Address of principal executive offices)

Registrant’s telephone number, including area code (303) 672-6900

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 30, 2014, the Board of Directors (the "Board") of QEP Resources, Inc. (the "Company") appointed Robert F. Heinemann as a director. Dr. Heinemann will serve as an independent Class 1 Director and will stand for re-election at the 2014 annual meeting of shareholders. No decision has been made at this time regarding the committees on which Dr. Heinemann will serve. There are no related person transactions regarding Dr. Heinemann that require disclosure. Dr. Heinemann will enter into the Company’s standard director and officer indemnification agreement.

On January 30, 2014, the Board appointed Thomas C. O’Connor as a director. Mr. O’Connor will serve as an independent Class 2 Director and will stand for re-election at the 2015 annual meeting of shareholders. No decision has been made at this time regarding the committees on which Mr. O’Connor will serve. There are no related person transactions regarding Mr. O’Connor that require disclosure. Mr. O’Connor will enter into the Company’s standard director and officer indemnification agreement.

All elements of their compensation as members of the Board will be consistent with other non-employee members of the Board, as disclosed in the Company’s Schedule 14A definitive proxy statement filed on April 12, 2013.

On January 30, 2014, Keith O. Rattie announced his intention to retire from the Board effective February 12, 2014, and the Board will then consist of nine directors. Mr. Rattie does not serve on any committees of the Board. There has been no disagreement between Mr. Rattie and the Company, and Mr. Rattie did not furnish the Company with any correspondence regarding his decision to retire from the Board.

Item 7.01 Regulation FD Disclosure.
On January 30, 2014, the Company issued a press release to provide an update on the Company's strategic initiatives and to disclose the new directors. A copy of the press release is attached as Exhibit 99.1 and is incorporated herein by reference.
Item 9.01  Financial Statements and Exhibits.
(d)    Exhibits.
Exhibit No.        Exhibit

99.1	Press Release dated January 30, 2014

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QEP RESOURCES, INC.
 (Registrant)

February 4, 2014
/s/ Richard J. Doleshek
Richard J. Doleshek
Executive Vice President and
Chief Financial Officer

List of Exhibits:

Exhibit No.        Exhibit

99.1	Press Release dated January 30, 2014